Exhibit 10.14

Spousal Consent Letter

To: Full Truck Alliance Information Consulting Co., Ltd.

I am [Name of the Covenantor] (ID No.:                     ), the spouse of [Name of Shareholder], a shareholder of Guizhou FTA Logistics Technology Co., Ltd. (the “Guizhou FTA”). [Name of Shareholder] currently holds             % of equity in Guizhou FTA. Guizhou FTA and your company signed the Exclusive Service Agreement on March 12, 2021. Guizhou FTA, shareholders of Guizhou FTA, and your company signed the Exclusive Option Agreement on March 12, 2021, signed the Power of Attorney on March 12, 2021, and signed the Equity Interest Pledge Agreement on March 12, 2021 (collectively referred to as the “Control Agreements”). [Name of Shareholder] issued the Power of Attorney on March 12, 2021 (the “Power of Attorney”), in order to protect the benefits of your company in the control agreements, I hereby irrevocably make the following undertakings to your company:

1. I fully understand and agree to the above control agreements and the Power of Attorney signed by [Name of Shareholder]. Such control agreements and the Power of Attorney are solely owned by [Name of Shareholder], who shall assume the relevant rights and obligations, and I do not enjoy nor assume any rights and obligations that stipulated or agreed;

2. I confirm that the equity of Guizhou FTA held by [Name of Shareholder] and all the rights and interests attached to it are not the common property of myself and my spouse [Name of Shareholder];

3. I will not and shall not participate in the operation, management, liquidation, dissolution and other business of Guizhou FTA in the future, and will not claim any rights and interests related to the equity and assets of Guizhou FTA; my spouse [Name of Shareholder] can independently make any decision related to Guizhou FTA, and its effect will not be limited or affected by my decision, even if I and my spouse [Name of Shareholder] are divorced;

4. In order to protect Guizhou FTA’s equity under the structural contract and achieve the purpose involved, if I need to sign the relevant documents or perform the relevant procedures with regard to the held equity of Guizhou FTA or the fulfillment of the control agreements, I hereby authorize my spouse [Name of Shareholder] from time to time to sign all necessary documents or perform all necessary procedures for me and on my behalf, and I hereby confirm and agree all the relevant documents signed or procedures performed by my spouse [Name of Shareholder];

5. My confirmation, consent, undertakings and authorization in this letter will not be revoked, damaged, invalidated or otherwise adversely affected by Guizhou FTA’s registered capital increase, decrease, bankruptcy, reorganization, merger, division, shareholder change or other similar events, and will not be revoked, damaged, invalidated or otherwise adversely affected by my loss of capacity for civil conduct, demise, qualification loss of spouse, divorce or other similar events.

I signed this Spousal Consent Letter on March 12, 2021, and this Spousal Consent Letter, after signed by me, will take effect on the date when the control agreements come into force.

(Signature page to Spousal Consent Letter)

By:
Name:	[Name of the Covenantor]

Schedule of Material Differences

One or more spouse consent letters using this form were executed. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No	Name of Variable Interest Entity	Name of Shareholder	Name of Covenantor	% of Shareholder’s Equity Interest in the VIE
1	Guizhou FTA	Hui Zhang	Li Hou	70%
2	Guizhou FTA	Guizhen Ma	Erxia Xu	30%